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                                   EXHIBIT 22

                                  SUBSIDIARIES


             NAME                   JURISDICTION OF   PERCENTAGE
                                     INCORPORATION       OWNED

-------------------------------     ---------------   ----------

Westbrae Natural Foods, Inc.            California       100%

Little Bear Organic Foods, Inc.         California       100%

Pastry Shell, Inc.*                     California       100%

Millcrest Products Corp.*               California       100%

Magar Properties, Inc.*                 California       100%

Monterey Agricultural Products, Inc.*   California       100%

Process Plants Corp.*                   California       100%

Vestro Acquisition Corp.*               Delaware         100%



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